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                            FORM N-1A, Item 23(h)(4)
                               TRADING AGREEMENT
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                            OneAmerica(R) Funds, Inc.
                                Trading Agreement

Orders for the purchase of shares of OneAmerica(R) Funds, Inc.(the "Funds") shall be executed at the then current public offering price per share (i.e., the net asset value per share) and all orders for redemption of any Funds shares shall be executed at the net asset value per share less, redemption fee or similar charge or fee, if any. Specifically, orders to purchase and redeem shares of the Funds received by American United Life Insurance Company (the "Firm") prior to the close of trading on the New York Stock Exchange (the "NYSE") (typically, 4:00 p.m. Eastern time) on any day that the NYSE is open for business and the Firm is open for business ( Day 1 ) will be transmitted via the NSCC sFund/SERV system for receipt by the Funds or the Transfer Agent for the Funds (the "Transfer Agent") no later than 7:00 a.m. Eastern Time on the next day that the Funds are open for business ( Day 2 ). If any Day 1 trades are not received by the Transfer Agent via the NSCC sFund/SERV system prior to 7:00 a.m. Eastern Time on Day 2, such Day 1 trades shall be received by the Transfer Agent via fax no later than 10:30 a.m. Eastern Time on Day 2.

Orders to purchase and redeem shares of the Funds received by the Firm after the close of trading on the NYSE (typically, 4:00 p.m. Eastern Time) on Day 1, but prior to the close of trading on the NYSE on Day 2, will be transmitted via the NSCC sFund/SERV system for receipt by the Funds or the Transfer Agent no later than 7:00 a.m. Eastern Time on the next day that the Funds are open for business ( Day 3 ). If any Day 2 trades are not received by the Transfer Agent via the NSCC sFund/SERV system prior to 7:00 a.m. Eastern Time on Day 3, such Day 2 trades shall be received by the Transfer Agent via fax no later than 10:30 a.m. Eastern Time on Day 3.

Day 1 Trades will be executed at the then current public offering price per share (i.e., the net asset value per share) and/or the net asset value per share less redemption fee or similar charge or fee, if any, calculated as of the close of business on Day 1. Day 2 Trades will be executed at the then current public offering price per share and/or the net asset value per share less redemption fee or similar charge or fee, if any, calculated as of the close of business on Day 2.

The Firm shall use its best efforts to ensure that all purchases and redemptions conform to the terms and conditions of this Agreement and the current prospectus for the Funds. Upon reasonable request of the Funds or the Transfer Agent, the Firm shall investigate any purchase or redemption of shares of the Funds, certify to the Funds and the Transfer Agent that such purchase or redemption conforms, to the best of its knowledge, with the terms and conditions of this Agreement and the then current prospectus, and provide documentation in support thereof. In addition, the Firm shall, no less than annually, beginning on the date hereof, make the certification to the Funds.

Upon reasonable request of the Funds or the Transfer Agent, the Firm shall provide copies of records of any purchase or redemption of the Funds' shares which disclose information adequate to demonstrate conformity with the terms and conditions of this Agreement and the then current prospectus.

The Firm hereby represents to the Funds that it has adopted policies and procedures which include, but are not limited to, electronic and/or physical time-stamping of orders in a manner that cannot be altered or discarded once the order is entered into the Firm's trading system. The Firm has adopted policies and procedures designed to provide reasonable assurance that orders submitted for processing for a given day include only those orders received before the close of trading as described in this Agreement.

Firm:                                       Funds:

     /s/Daniel Schluge                   /s/ John C. Swhear
By: _____________________________   By: ________________________________

Name:_Daniel Schluge______________  Name:_John C. Swhear_______________
Title:_Controller___________________Title: Assistant Secretary & Chief
                                           Compliance Officer

        March 22, 2006